EXHIBIT 99

1997 OMNIBUS STOCK PLAN

OF

CHARLES & COLVARD, LTD.
(Formerly C3, Inc.)

(As Amended)

1997 OMNIBUS STOCK PLAN
OF
C3, INC.

1.    Purpose

The purpose of the 1997 Omnibus Stock Plan of C3, Inc. (the “Plan”) is to encourage and enable selected employees, directors and independent contractors of C3, Inc. (the “Corporation”) and its related corporations to acquire or to increase their holdings of common stock of the Corporation (the “Common Stock”) and other proprietary interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of benefits (collectively referred to herein as “Awards”) to selected employees, independent contractors and directors, including but not necessarily limited to the granting of incentive stock options (“Incentive Options”), nonqualified stock options (“Nonqualified Options”), stock appreciation rights (“SARs”), restricted stock awards (“Restricted Stock Awards”), and restricted units (“Restricted Units”) to such participants. Incentive Options and Nonqualified Options shall be referred to herein collectively as “Options.” Restricted Stock Awards and Restricted Units shall be referred to herein collectively as “Restricted Awards.”

2.    Administration of the Plan

(a)    The Plan shall be administered by the Board of Directors of the Corporation, or upon its delegation to the Compensation Committee of the Board of Directors, by the Committee (in either case hereinafter the “Committee”). The Committee shall include no fewer than the minimum number of “non-employee directors,” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as may be required by Rule 16b-3.

(b)    Any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, and unless authority is granted to the chief executive officer as provided in Section 2(c), the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) to prescribe the form or forms of the Agreements evidencing any Awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan and Agreements evidencing Awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, the Committee shall have authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other Awards granted to any recipient.

(c)    Notwithstanding Section 2(b), the Committee may delegate to the chief executive officer of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Committee in the Plan and summarized in subsection (b) (i) with respect to such Awards, to any individual who, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Corporation within the meaning of Section 16 of the Exchange Act; (ii) is not deemed to be a Covered Employee; and (iii) is otherwise eligible under Section 5. To the extent that the Committee has delegated authority to grant Awards pursuant to this Section 2(c) to the chief executive officer, references to the Committee shall include references to the chief executive officer, subject, however, to the requirements of the Plan, Rule 16b-3 and other applicable law.

3.    Effective Date

The effective date of the Plan shall be October 1, 1997 (the “Effective Date”). Awards may be granted under the Plan on and after the effective date, but no awards will be granted after September 30, 2007.

4.    Shares of Stock Subject to the Plan; Award Limitations

(a)    The number of shares of Common Stock that may initially be issued pursuant to Awards shall be 477,979 shares of authorized but unissued shares of the Corporation, subject to adjustments and increases as provided in this Section 4. The maximum number of shares authorized for issuance under the Plan shall be increased at any time and from time to time by an amount (the “Adjustment Amount”) so that the maximum number of shares authorized for issuance under the Plan shall be equal to (i) twenty percent (20%) of the authorized and issued shares of Common Stock as of such date less (ii) the number of shares of Common Stock subject to outstanding options granted under the 1996 Stock Option Plan of C3, Inc. or any other prior stock option plan (the “Prior Plans”).

(b)    The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. Any shares subject to an Award which is subsequently forfeited, expires or is terminated may again be the subject of an Award granted under the Plan. To the extent that any shares of Common Stock subject to an Award are not delivered to a Participant (or his beneficiary) because the Award is forfeited or canceled or because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. If the option price of an Option granted under the Plan (or any Prior Plan) is satisfied by tendering shares of Common Stock, only the number of shares issued net of the shares of Common Stock tendered shall be deemed issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

(c)    If there is any change in the shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or a related corporation, or if the Board of Directors of the Corporation declares a stock dividend or stock split distributable in shares of Common Stock, or if there is a change in the capital stock structure of the Corporation or a related corporation affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Committee shall make such adjustments to Awards or to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Awards.

(d)    Subject to the terms of this Section 4, the following limitations upon Awards shall apply:

(i)    The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options shall be 1,187,695 shares, which number shall be equal to twenty percent (20%) of the number of outstanding shares of Common Stock as of the effective date of the consummation of the initial public offering of the Common Stock.

(ii)    In no event shall an employee be granted Awards under the Plan for more than 100,000 shares of Common Stock (or the equivalent value thereof based on the fair market value of the Common Stock on the date of grant of the Award) during any calendar year.

5.    Eligibility

An Award may be granted only to an individual who satisfies the following eligibility requirements on the date the Award is granted:

(a)    The individual is either (i) an employee of the Corporation or a related corporation, (ii) a director of the Corporation or a related corporation, or (iii) an independent contractor, consultant or advisor (collectively, “independent contractors”) providing services to the Corporation or a related corporation. For this purpose, an individual shall be considered to be an “employee” only if there exists between the individual and the Corporation or a related corporation the legal and bona fide relationship of employer and employee.

(b)    With respect to the grant of Incentive Options, the individual does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or a related corporation; provided, however, that an individual owning more than ten percent of the total combined voting power of all classes of stock of the Corporation or a related corporation may be granted an Incentive Option if the price at which such Option may be exercised is greater than or equal to 110 percent (110%) of the fair market value of the shares on the date the Option is granted and the period of the Option does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)    The individual, being otherwise eligible under this Section 5, is selected by the Committee as an individual to whom an Award shall be granted (a “Participant”).

6.    Options

(a)    Grant of Options: Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, upon such terms and at such times as the Committee shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan. To the extent necessary to comply with Section 422 of the Code and related regulations, (i) if an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option; and (ii) the provisions relating to the grant and terms of Incentive Options (including but not limited to the provisions in Section 4(d)(i) herein regarding the maximum number of shares available for issuance pursuant to such Incentive Options) shall be deemed to be a separate plan.

(b)    Option Price: The price per share at which an Option may be exercised (the “Option Price”) shall be established by the Committee at the time the Option is granted and shall be set forth in the terms of the agreement evidencing the grant of the Option; provided, that in the case of an Incentive Option, the Option Price shall be no less than the fair market value per share of the Common Stock on the date the Option is granted. In addition, the following rules shall apply:

(i)    An Incentive Option shall be considered to be granted on the date that the Committee acts to grant the Option, or on any later date specified by the Committee as the effective date of the Option. A Nonqualified Option shall be considered to be granted on the date the Committee acts to grant the Option or any other date specified by the Committee as the date of grant of the Option.

(ii)    The fair market value of the shares shall be determined in good faith by the Committee in accordance with the following provisions: (i) if the shares of Common Stock are listed for trading on the New York Stock Exchange or the American Stock Exchange or included in The Nasdaq National Market, the fair market value shall be the closing sales price of the shares on the New York Stock Exchange or the American Stock Exchange or as reported in The Nasdaq National Market (as applicable) on the date immediately preceding the date the Option is granted, or, if there is no transaction on such date, then on the trading date nearest preceding the date the Option is granted for which closing price information is available and, provided further, if the shares are quoted on The Nasdaq System but are not included in The Nasdaq National Market, the fair market value shall be the mean between the high bid and low asked quotations in The Nasdaq System on the date immediately preceding the date the Option is granted for which such information is available; or (ii) if the shares of Common Stock are not listed or reported in any of the foregoing, then fair market value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.

(iii)    In no event shall there first become exercisable by an employee in any one calendar year Incentive Options granted by the Corporation or any related corporation with respect to shares having an aggregate fair market value (determined at the time an Incentive Option is granted) greater than $100,000.

(c)    Option Period and Limitations on the Right to Exercise Options

(i)    The period during which an Option may be exercised (the “Option Period”) shall be determined by the Committee at the time the Option is granted. With respect to Incentive Options, such period shall not extend more than ten years from the date on which the Option is granted. Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

(ii)    An Option may be exercised by giving written notice to the Corporation at such place as the Corporation shall direct. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of (A) cash; (B) shares of Common Stock owned by the Participant at the time of exercise; (C) shares of Common Stock withheld upon exercise; (D) delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price; or (E) a combination of the foregoing methods, as elected by the Participant. Shares tendered or withheld in payment on the exercise of an Option shall be valued at their fair market value on the date of exercise, as determined by the Committee by applying the provisions of Section 6(b)(ii).

(iii)    No Option granted to a Participant who was an employee at the time of grant shall be exercised unless the Participant is, at the time of exercise, an employee as described in Section 5(a), and has been an employee continuously since the date the Option was granted, subject to the following:

(A)    An Option shall not be affected by any change in the terms, conditions or status of the Participant’s employment, provided that the Participant continues to be an employee of the Corporation or a related corporation.

(B)    The employment relationship of a Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed ninety days, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of a Participant shall also be treated as continuing intact while the Participant is not in active service because of disability. The Committee shall determine whether a Participant is disabled within the meaning of this paragraph.

(C)    If the employment of a Participant is terminated because of disability within the meaning of subparagraph (B), or if the Participant dies while he is an employee or dies after the termination of his employment because of disability, the Option may be exercised only to the extent exercisable on the date of the Participant’s termination of employment or death while employed (the “termination date”), except that the Committee may in its discretion accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the termination date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of twelve months next succeeding the termination date; or (Y) the close of the Option Period. In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(D)    If the employment of the Participant is terminated for any reason other than disability (as defined in subparagraph (B)) or death or for “cause,” his Option may be exercised to the extent exercisable on the date of such termination of employment, except that the Committee may in its discretion accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the date of such termination of employment. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of 90 days next succeeding the termination date; or (Y) the close of the Option Period. If the Participant dies following such termination of employment and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (D), the Participant shall be treated as having died while employed under subparagraph (C) immediately preceding (treating for this purpose the Participant’s date of termination of employment as the termination date). In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(E)    If the employment of the Participant is terminated for “cause,” his Option shall lapse and no longer be exercisable as of the effective time of his termination of employment, as determined by the Committee. For purposes of this subparagraph (E) and subparagraph (D), the Participant’s termination shall be for “cause” if such termination results from the Participant’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offences), written Corporation policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Corporation’s business, or misappropriation of the Corporation’s assets. The determination of “cause” shall be made by the Committee and its determination shall be final and conclusive.

(F)    Notwithstanding the foregoing, the Committee shall have authority, in its discretion, to extend the period during which an Option may be exercised; provided that, in the event that any such extension shall cause an Incentive Option to be designated as a Nonqualified Option, no such extension shall be made without the prior written request and consent of the Participant.

(iv)    Unless an individual option agreement provides otherwise, an Option granted to a Participant who was an independent contractor or director of the Corporation or a related corporation at the time of grant (and who does not thereafter become an employee, in which case he shall be subject to the provisions of Section 6(c)(iii) herein) may be exercised only to the extent exercisable on the date of the Participant’s termination of service to the Corporation or a related corporation (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of 90 days next succeeding the termination date; or (Y) the close of the Option Period. If the services of such a Participant are terminated for cause (as defined in Section 6(c)(iii)(E) herein), his Option shall lapse and no longer be exercisable as of the effective time of his termination of services, as determined by the Committee. Notwithstanding the foregoing, the Committee may in its discretion accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the termination date or extend the period during which an Option may be exercised, or both.

(v)    A Participant or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an Option unless and until certificates for such shares are delivered to him or them under the Plan.

(vi)    Nothing in the Plan shall confer upon the Participant any right to continue in the service of the Corporation or a related corporation as an employee, director, or independent contractor or to interfere in any way with the right of the Corporation or a related corporation to terminate the Participant’s employment or service at any time.

(vii)    A certificate or certificates for shares of Common Stock acquired upon exercise of an Option shall be issued in the name of the Participant and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and payment of the purchase price.

(d)    Nontransferability of Options

(i)    Options shall not be transferable other than by will, the laws of intestate succession or pursuant to a qualified domestic relations order. The designation of a beneficiary does not constitute a transfer. An Option shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative.

(ii)    If a Participant is subject to Section 16 of the Exchange Act, shares of Common Stock acquired upon exercise of an Option may not, without the consent of the Committee, be disposed of by the Participant until the expiration of six months after the date the Option was granted.

7.    Stock Appreciation Rights

(a)    Grant of SARs: Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Committee shall determine. SARs may be granted to an optionee of an Option (hereinafter called a “related Option”) with respect to all or a portion of the shares of Common Stock subject to the related Option (a “Tandem SAR”) or may be granted separately to an eligible key employee (a “Freestanding SAR”). Subject to the limitations of the Plan, SARs shall be exercisable in whole or in part upon notice to the Corporation upon such terms and conditions as are provided in the Agreement relating to the grant of the SAR.

(b)    Tandem SARs: A Tandem SAR may be granted either concurrently with the grant of the related Option or (if the related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option. Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Committee may provide in the Agreement), and in no event after the complete termination or full exercise of the related Option. For purposes of determining the number of shares of Common Stock that remain subject to such related Option and for purposes of determining the number of shares of Common Stock in respect of which other Awards may be granted, upon the exercise of Tandem SARs, the related Option shall be considered to have been surrendered to the extent of the number of shares of Common Stock with respect to which such Tandem SARs are exercised. Upon the exercise or termination of the related Option, the Tandem SARs with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related Option was so exercised or terminated. Subject to the limitations of the Plan, upon the exercise of a Tandem SAR, the Participant shall be entitled to receive from the Corporation, for each share of Common Stock with respect to which the Tandem SAR is being exercised, consideration equal in value to the excess of the fair market value of a share of Common Stock (as determined in accordance with Section 6(b)(ii) herein) on the date of exercise over the related Option Price per share; provided, that the Committee may, in any Agreement granting Tandem SARs, establish a maximum value payable for such SARs.

(c)    Freestanding SARs: The base price of a Freestanding SAR shall be not less than 100% of the fair market value of the Common Stock (as determined in accordance with Section 6(b)(ii) herein) on the date of grant of the Freestanding SAR. Subject to the limitations of the Plan, upon the exercise of a Freestanding SAR, the Participant shall be entitled to receive from the Corporation, for each share of Common Stock with respect to which the Freestanding SAR is being exercised, consideration equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the base price per share of such Freestanding SAR; provided, that the Committee may, in any Agreement granting Freestanding SARs, establish a maximum value payable for such SARs.

(d)    Exercise of SARs:

(i)    Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as are provided in the Agreement relating to the grant of the SAR. The period during which an SAR may be exercisable shall not exceed ten years from the date of grant or, in the case of Tandem SARs, such shorter Option Period as may apply to the related Option. Any SAR or portion thereof not exercised before expiration of the period stated in the Agreement relating to the grant of the SAR shall terminate.

(ii)    SARs may be exercised by giving written notice to the Corporation at such place as the Committee shall direct. The date of exercise of the SAR shall mean the date on which the Corporation shall have received notice from the Participant of the exercise of such SAR.

(iii)    No SAR may be exercised unless the Participant is, at the time of exercise, an eligible Participant, as described in Section 5, and has been a Participant continuously since the date the SAR was granted, subject to the provisions of Section 6(c)(iii) and (iv) herein.

(e)    Consideration; Election: The consideration to be received upon the exercise of the SAR by the Participant shall be paid in cash, shares of Common Stock (valued at fair market value on the date of exercise of such SAR in accordance with Section 6(b)(ii) herein) or a combination of cash and shares of Common Stock, as elected by the Participant, subject to the terms of the Plan and the applicable Agreement. The Corporation’s obligation arising upon the exercise of the SAR may be paid currently or on a deferred basis with such interest or earnings equivalent as the Committee may determine. A certificate or certificates for shares of Common Stock acquired upon exercise of an SAR for shares shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise. No fractional shares of Common Stock will be issuable upon exercise of the SAR and, unless otherwise provided in the applicable Agreement, the Participant will receive cash in lieu of fractional shares.

(f)    Limitations: The applicable Agreement shall contain such terms, conditions and limitations consistent with the Plan as may be specified by the Committee. Unless otherwise so provided in the applicable Agreement or the Plan, any such terms, conditions or limitations relating to a Tandem SAR shall not restrict the exercisability of the related Option.

(g)    Nontransferability:

(i)    SARs shall not be transferable other than by will, the laws of intestate succession or pursuant to a qualified domestic relations order. The designation of a beneficiary does not constitute a transfer. SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative.

(ii)    If the Participant is subject to Section 16 of the Exchange Act, shares of Common Stock acquired upon exercise of an SAR may not, without the consent of the Committee, be disposed of by the Participant until the expiration of six months after the date the SAR was granted.

8.    Restricted Awards

(a)    Grant of Restricted Awards: Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant Restricted Awards to such eligible individuals in such numbers, upon such terms and at such times as the Committee shall determine. A Restricted Award may consist of a Restricted Stock Award or a Restricted Unit, or both. Restricted Awards shall be payable in cash or whole shares of Common Stock (including Restricted Stock), or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and the sole and absolute discretion of the Committee. The Committee may condition the grant or vesting, or both, of a Restricted Award upon the continued service of the Participant for a certain period of time, attainment of such performance objectives as the Committee may determine, or upon a combination of continued service and performance objectives. The Committee shall determine the nature, length and starting date of the period during which the Restricted Award may be earned (the “Restriction Period”) for each Restricted Award, which shall be as stated in the Agreement to which the Award relates. In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Committee shall determine the performance objectives to be used in valuing Restricted Awards and determine the extent to which such Awards have been earned. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such Corporation, business unit and/or individual performance factors and criteria as the Committee in its sole discretion may deem appropriate, including, but not limited to, earnings per share, return on equity, return on assets or total return to shareholders. The Committee shall determine the terms and conditions of each Restricted Award, including the form and terms of payment of Awards. The Committee shall have sole authority to determine whether and to what degree Restricted Awards have been earned and are payable and to interpret the terms and conditions of Restricted Awards and the provisions herein.

(b)    Earning of Restricted Awards: Unless the applicable Agreement provides otherwise, a Restricted Award granted to a Participant shall be deemed to be earned as of the first to occur of the completion of the Restriction Period, retirement, displacement, death or disability of the Participant, or acceleration of the Restricted Award, provided that, in the case of Restricted Awards based upon performance criteria or a combination of performance criteria and continued service, the Committee shall have sole discretion to determine if, and to what degree, the Restricted Awards shall be deemed earned at the end of the Restriction Period or upon the retirement, displacement, death or disability of the Participant. In addition, the following rules shall also apply to the earning of Restricted Awards:

(i)    Completion of Restriction Period: For this purpose, a Restricted Award shall be deemed to be earned upon completion of the Restriction Period (except as otherwise provided herein for performance-based Restricted Awards). In order for a Restricted Award to be deemed earned, the Participant must have been continuously employed or in service during the Restriction Period. Continuous employment or service shall mean employment with or service to any combination of the Corporation and one or more related corporations, and a temporary leave of absence with consent of the Corporation shall not be deemed to be a break in continuous employment or service.

(ii)    Retirement of the Participant: For this purpose, the Participant shall be deemed to have retired as of the earlier of (A) his normal retirement date under the retirement plan established by the Corporation for its employees which is applicable to the Participant, or (B) his retirement date under a contract, if any, between the Participant and the Corporation providing for his retirement from the employment of the Corporation or a related corporation prior to such normal retirement date, or (C) a mutually agreed upon early retirement date under such retirement plan of the Corporation between the Participant and the Corporation.

(iii)    Displacement of the Participant: For this purpose, the Participant shall be deemed to have been displaced in the event of the termination of the Participant’s employment or service due to the elimination of the Participant’s job or position without fault on the part of the Participant.

(iv)    Death or Disability of the Participant: Except as otherwise provided herein for performance-based Restricted Awards, if the Participant shall terminate continuous employment or service because of death or disability before a Restricted Award is otherwise deemed to be earned pursuant to this Section 8(b), the Participant shall be deemed to have earned a percentage of the Award (rounded to the nearest whole share in the case of Restricted Awards payable in shares) determined by dividing the number of his full years of continuous employment or service then completed during the Restriction Period with respect to the Award by the number of years of such Restriction Period.

(v)    Acceleration of Restricted Awards by the Committee: Notwithstanding the provisions of this Section 8(b), in the event of the termination of employment or service of a Participant for reasons other than retirement, displacement, death or disability, the Committee, in its sole and absolute discretion, may accelerate the date that any Restricted Award granted to the Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to the Participant or to accelerate such date with respect to Restricted Awards granted to any other Participant, or to treat all Participants similarly situated in the same manner.

(c)    Forfeiture of Restricted Awards: If the employment or service of a Participant shall be terminated for any reason, and the Participant has not earned all or part of a Restricted Award pursuant to the terms herein, such Award to the extent not then earned shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)    Dividend and Voting Rights; Share Certificates: A Participant shall have no dividend rights or voting rights with respect to shares reserved in his name pursuant to a Restricted Award payable in shares but not yet earned pursuant to Section 8(b). A certificate or certificates for shares of Common Stock representing a

Restricted Award payable in shares shall be issued in the name of the Participant and distributed to the Participant (or his beneficiary) as soon as practicable following the date that the shares subject to the Award are earned as provided in Section 8(b). No certificate shall be issued hereunder in the name of the Participant (or his beneficiary) except to the extent the shares represented thereby have been earned.

(e)    Nontransferability:

(i)    The recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired or until all conditions to vesting have been met.

(ii)    Restricted Awards shall not be transferable other than by will, the laws of intestate succession or pursuant to a qualified domestic relations order. The designation of a beneficiary does not constitute a transfer.

(iii)    If a Participant of a Restricted Award is subject to Section 16 of the Exchange Act, shares of Common Stock subject to such Award may not, without the consent of the Committee, be sold or otherwise disposed of within six months following the date of grant of such Award.

9.    Withholding

The Corporation shall withhold all required local, state and federal taxes from any amount payable in cash with respect to an Award. The Corporation shall require any recipient of an Award payable in shares of the Common Stock to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the recipient may satisfy such obligation in whole or in part, and any other local, state or federal income tax obligations relating to such an Award, by electing (the “Election”) to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a fair market value (determined in accordance with Section 6(b)(ii)) as of the date that the amount of tax to be withheld is determined (the “Tax Date”) as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each Election must be made in writing to the Committee prior to the Tax Date.

10.    Performance-Based Compensation

It is the general intent of the Corporation that Awards conferred under the Plan to Covered Employees, as such term is defined in Section 14(b) herein, shall comply with the qualified performance-based compensation exception to employer compensation deductions set forth in Section 162(m) of the Code, and the Plan generally shall be construed in favor of meeting the requirements of Section 162(m) of the Code and the regulations thereunder to the extent possible.

11.    Section 16(b) Compliance

It is the intention of the Corporation that the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act, and, if any Plan provision is later found not to be in compliance with Section 16 of the Exchange Act, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of it meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.

12.    No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Corporation or a related corporation to continue the employment or service of a Participant, nor shall any such individual be required to remain in the employment or service of the Corporation or a related corporation. Except as otherwise provided in the Plan, Awards granted under the Plan to employees of the Corporation shall not be affected by any change in the duties or position of the participant, as long as such individual remains an employee of, or in service to, the Corporation or a related corporation.

13.    Retirement Plans

In no event shall any amounts accrued, distributable or payable under the Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which any person shall be entitled under any retirement plan sponsored by the Corporation or a related corporation that is intended to be a qualified plan within the meaning of Section 401(a) of the Code.

14.    Certain Definitions

For purposes of the Plan, the following terms shall have the meaning indicated:

(a)    “Agreement” means any written agreement or agreements between the Corporation and the recipient of an Award pursuant to the Plan relating to the terms, conditions and restrictions of Options, SARs, Restricted Awards and any other Awards conferred herein.

(b)    “Covered employee” shall have the meaning given the term in Section 162(m) of the Code or the regulations thereunder.

(c)    “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months.

(d)    “Parent” or “parent corporation” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each corporation other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in the chain.

(e)    “Predecessor” or “predecessor corporation” means a corporation which was a party to a transaction described in Section 424(a) of the Code (or which would be so described if a substitution or assumption under that Section had occurred) with the Corporation, or a corporation which is a parent or subsidiary of the Corporation, or a predecessor of any such corporation.

(f)    “Related corporation” means any parent, subsidiary or predecessor of the Corporation.

(g)    “Restricted Stock” shall mean shares of Common Stock which are subject to Restricted Awards payable in shares, the vesting of which is subject to restrictions set forth in the Plan or the Agreement relating to such Award.

(h)    “Subsidiary” or “subsidiary corporation” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each corporation other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in the chain.

15.    Amendment and Termination of the Plan

The Plan may be amended or terminated at any time by the Board of Directors of the Corporation; provided, that such amendment or termination shall not, without the consent of the recipient of an Award, adversely affect the rights of the recipient with respect to an outstanding Award; and provided further, that approval by the shareholders of the Corporation shall be required for any amendment which would (i) increase the number of shares of Common Stock which may be issued under the Plan, except to the extent of adjustments pursuant to Section 4; or (ii) materially change the requirements for eligibility to be a recipient of an Award, unless shareholder approval of any such amendments is not required by applicable law, rule or regulation.

16.    Restrictions on Shares

The Committee may impose such restrictions on any shares representing Awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act, under the requirements of any stock exchange or similar organization and under any blue sky or state securities laws applicable to such shares. The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

17.    Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

18.    Shareholder Approval

The Plan is subject to approval by the shareholders of the Corporation, which approval must occur, if at all, within 12 months of the effective date of the Plan. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.

19.    Change of Control

(a)    Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control (as defined in Section 19(b) herein):

(i)    All Options and SARs outstanding as of the date of such Change of Control shall become fully exercisable, whether or not then otherwise exercisable.

(ii)    Any restrictions including but not limited to the Restriction Period applicable to any Restricted Award shall be deemed to have expired, and such Restricted Awards shall become fully vested and payable to the fullest extent of the original grant of the applicable Award.

(iii)    Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Corporation or a related corporation, the Committee may, in its sole and absolute discretion, determine that any or all Awards granted pursuant to the Plan shall not vest or become exercisable on an accelerated basis, if the Board of Directors of the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the assumption of Awards granted under the Plan or the grant of substitute awards (in either case, with substantially similar terms as Awards granted under the Plan), as in the opinion of the Committee is equitable or appropriate to protect the rights and interests of participants under the Plan. For the purposes herein, the Committee authorized to make the determinations provided for in this Section 19(a)(iii) shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Corporation prior to the merger, share exchange, reorganization or other business combinations affecting the Corporation or a related corporation.

(b)    For the purposes herein, a “Change of Control” shall be deemed to have occurred on the earliest of the following dates:

(i)    The date any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of Corporation, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities;

(ii)    The date upon which, as a result of a tender offer or exchange offer for the purchase of securities of Corporation (other than such an offer by the Corporation for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Corporation’s Board of Directors, plus new directors whose election by the Corporation’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Corporation, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors;

(iii)    The date the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation;

(iv)    The date the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(v)    The occurrence of any other event which the Corporation’s Board of Directors determines should constitute a Change of Control.

IN WITNESS WHEREOF, this 1997 Omnibus Stock Plan of C3, Inc., is, by the authority of the Board of Directors of the Corporation, executed in behalf of the Corporation, the 25th day of September, 1997.

C3, INC.

By:	/S/ JEFF N. HUNTER
Jeff N. Hunter President
ATTEST:

/S/ MARK W. HAHN
Mark W. Hahn, Secretary

[Corporate Seal]

1998 DECLARATION OF AMENDMENT TO
1997 OMNIBUS STOCK PLAN
OF C3, INC.

THIS DECLARATION OF AMENDMENT, made this 22nd day of November, 1998, by C3, INC., a North Carolina corporation (the “Corporation”), to the 1997 Omnibus Stock Plan of C3, Inc. (the “Plan”);

R E C I T A L S:

It is deemed advisable to amend the Plan to alter the permissible methods of payment of the option price upon exercise by deleting the reference in Section 6(c)(ii) to payment by withholding of shares of the Corporation’s common stock, except in the event of a “change of control” (as defined in the Plan) of the Corporation.

NOW, THEREFORE, IT IS DECLARED that the Plan shall be and hereby is amended, effective with respect to all outstanding options, provided that the consent of the optionee is obtained, and all subsequent options which may be granted on or after the date hereof, by deleting Section 6(c)(ii) of the Plan and inserting therefor the following:

“(ii)    An Option may be exercised by giving written notice to the Corporation at such place as the Corporation shall direct. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of (A) cash; (B) shares of Common Stock owned by the Participant at the time of exercise; (C) delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price; or (D) a combination of the foregoing methods, as elected by the Participant. Notwithstanding the foregoing, in the event of a “change of control” of the Corporation (as such term is defined in Section 19(b) herein), then, in addition to the foregoing methods of exercise, payment may also be made by the withholding of shares of Common Stock otherwise deliverable upon exercise. Shares tendered or withheld in payment on the exercise of an Option shall be valued at their fair market value on the date of exercise, as determined by the Committee by applying the provisions of Section 6(b)(ii).”

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of C3, Inc. as the day and year first above written.

C3, INC.

By:	/s/ ROBERT S. THOMAS
Robert S. Thomas President
ATTEST:

/s/ MARK W. HAHN
Mark W. Hahn Secretary

[Corporate Seal]

2000 DECLARATION OF AMENDMENT TO
1997 OMNIBUS STOCK PLAN
OF CHARLES & COLVARD, LTD.

THIS 2000 DECLARATION OF AMENDMENT, made this 15th day of October, 2000, by Charles & Colvard, Ltd., formerly C3, Inc., a North Carolina corporation (the “Corporation”), to the 1997 Omnibus Stock Plan of C3, Inc. (the “Plan”);

R E C I T A L S:

WHEREAS, it is deemed advisable to amend the Plan to extend the term of options granted under the Plan to the extent that a participant continues in service to the Corporation as an employee, director or independent contractor, without regard to a change in status from employee to service provider, in order to encourage such participants to continue in the service of the Corporation, and thus to promote the best interests of the Corporation and its shareholders; and

WHEREAS, the Corporation desires to evidence such amendments by this Declaration of Amendment;

NOW, THEREFORE, IT IS DECLARED that, effective as of the date hereof, the Plan shall be and hereby is amended as follows:

1.    Amendment to Sections 7(c)(iii) and 7(c)(iv). Sections 7(c)(iii) and 7(c)(iv) are amended by deleting Sections 7(c)(iii) and 7(c)(iv) in their entirety and substituting the following in lieu thereof:

“(iii)    Unless an individual agreement provides otherwise, no Option granted to a Participant who was an employee at the time of grant shall be exercised unless the Participant is, at the time of exercise, an employee of or in service as described in Section 5(a), and has been an employee or in service continuously since the date the Option was granted, subject to the following:

(A)    An Option shall not be affected by any change in the terms, conditions or status of the Participant’s employment or service, provided that the Participant continues to be an employee of, or in service to, the Corporation or a related corporation.

(B)    The employment or service relationship of a Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed ninety days, or, if longer, as long as the Participant’s right to reemployment or service is guaranteed either by statute or by contract. The employment or service relationship of a Participant shall also be treated as continuing intact while the Participant is not in active service because of disability. The Committee shall determine whether a Participant is disabled within the meaning of this paragraph.

(C)    If the employment or service of a Participant is terminated because of disability within the meaning of subparagraph (B), or if the Participant dies while he is an employee or in service or dies after the termination of his employment or service because of disability, the Option may be exercised only to the extent exercisable on the date of the Participant’s termination of employment or service or death while employed or in service (the “termination date”), except that the Committee may in its discretion accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the termination date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of twelve months next succeeding the termination date (or such other period as may be determined by the Committee); or (Y) the close of the Option Period. In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(D)    If the employment or service of the Participant is terminated for any reason other than disability (as defined in subparagraph (B)) or death or for “cause,” his Option may be exercised to the extent exercisable on the date of such termination of employment or service, except that the Committee may in its discretion accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on such termination date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of 90 days next succeeding the termination date (or such other period as may be determined by the Committee); or (Y) the close of the Option Period. If the Participant dies following such termination of employment or service and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (D), the Participant shall be treated as having died while employed under subparagraph (C) immediately preceding (treating for this purpose the Participant’s date of termination of employment or service as the termination date). In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(E)    If the employment or service of the Participant is terminated for “cause,” his Option shall lapse and no longer be exercisable as of the effective time of his termination of employment or service, as determined by the Committee. For purposes of this subparagraph (E) and subparagraph (D), the Participant’s termination shall be for “cause” if such termination results from the Participant’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offences), written Corporation policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Corporation’s business, or misappropriation of the Corporation’s assets. The determination of “cause” shall be made by the Committee and its determination shall be final and conclusive.

(F)    Notwithstanding the foregoing, the Committee shall have authority, in its discretion, to extend the period during which an Option may be exercised.

(iv)    Unless an individual option agreement provides otherwise, an Option granted to a Participant who was an independent contractor or director of the Corporation or a related corporation at the time of grant (and who does not thereafter become an employee, in which case he shall be subject to the provisions of Section 6(c)(iii) herein) may be exercised only to the extent exercisable on the date of the Participant’s termination of service to the Corporation or a related corporation (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of 90 days next succeeding the termination date (or such other period as may be determined by the Committee); or (Y) the close of the Option Period. If the services of such a Participant are terminated for cause (as defined in Section 6(c)(iii)(E) herein), his Option shall lapse and no longer be exercisable as of the effective time of his termination of services, as determined by the Committee. Notwithstanding the foregoing, the Committee may in its discretion accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the termination date or extend the period during which an Option may be exercised, or both.”

2.    Continued Effect. Except as set forth herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Charles & Colvard, Ltd. as the day and year first above written.

CHARLES & COLVARD, LTD.

By:	/s/ ROBERT S. THOMAS
Robert S. Thomas President and CEO
ATTEST:

/s/ EARL R. HINES
Secretary

[Corporate Seal]